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                                                                    EXHIBIT 99.2

                              FOR IMMEDIATE RELEASE
                     LANCER CORPORATION ANNOUNCES AGREEMENT
                       TO BE ACQUIRED BY HOSHIZAKI AMERICA
                FOR $22 PER SHARE OR APPROXIMATELY $215.0 MILLION

San Antonio, Texas, October 19, 2005 - Lancer Corporation (AMEX: LAN) announced today that its Board of Directors has approved a definitive agreement to sell the Company to Hoshizaki America, Inc.

Under the terms of the agreement, Hoshizaki will acquire all of the outstanding capital stock of Lancer Corporation for $22.00 per share in cash, representing a transaction value of approximately $215.0 million.

George Schroeder and Jud Schroeder, Directors and co-founders of Lancer Corporation, said, "We are pleased to announce this transaction, particularly given that Hoshizaki shares our interest in the strong future of our company. This transaction represents an endorsement of the excellent performance of our entire team. Our customers, employees, and vendors should know that now, and following the completion of this transaction, it will be business as usual. We believe that our new partner will help us continue to focus on a business plan that is dedicated to developing innovative products and growth in our markets."

Mr. Seishi Sakamoto, President of Hoshizaki Electric of Japan, said, "This acquisition is bold and strategic for Hoshizaki and Lancer and brings together two very strong companies. We are extremely excited about joining with Lancer and improving the value of the products and services we offer for customers of both Hoshizaki and Lancer."

Completion of the deal is contingent on regulatory review and approval by the shareholders of Lancer Corporation and is expected to occur by February 1, 2006. Members of Lancer's Board of Directors holding approximately 38% of the outstanding shares of Lancer's common stock, in their capacities as shareholders, entered into a separate agreement to vote their shares in favor of the merger.

Houlihan Lokey Howard & Zukin acted as financial advisor to Lancer Corporation in connection with this transaction. Nomura Securities acted as the financial advisor to Hoshizaki America for this transaction.

Lidji & Dorey acted as legal advisor to Lancer Corporation. Paul, Hastings, Janofsky, & Walker LLP acted as legal advisor to Hoshizaki America.

About Lancer Corporation

Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide. Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the

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United Kingdom. Lancer is a vertically integrated manufacturer that employs approximately 1,200 people. Lancer designs and manufacturers a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.

About Hoshizaki America Inc.

Hoshizaki America, Inc. is a subsidiary of Hoshizaki Electric Co. Ltd. Hoshizaki Group is one of the world's largest manufacturers of commercial kitchen equipment, employing approximately 8,000 people with sales of $1.4 billion. Hoshizaki operates six plants in Japan, two in the United States, and one in England. Also, Hoshizaki owns sales subsidiaries in the Netherlands, Singapore, and China. From these locations, Hoshizaki distributes commercial kitchen equipment worldwide.

Hoshizaki Electric was founded in 1947 and is based in the suburbs of Nagoya, Japan. Hoshizaki Electric develops and produces a complete line of commercial kitchen equipment including ice machines, refrigerators, dishwashers, and beer servers. Since 1947, Hoshizaki has consistently pioneered innovative products, backed them with a solid service network, enlarged its marketing reach, and moved into the international arena.

Hoshizaki America Inc. was established in 1981 and is headquartered in Peachtree City, Georgia. Hoshizaki America began manufacturing commercial ice machines in Peachtree City in 1986 and then began a second manufacturing plant in Griffin, Georgia, in 2001. Currently, Hoshizaki America is one of the leading ice machine companies in the USA with approximately 500 employees and a family of over 30 independent distributors.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance. The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's manufacturing, distribution centers or offices; changes in the Company's relationships with key customers; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with customers or vendors; changes in foreign currency exchange rates; or changes in government or regulatory requirements increasing the Company's cost of operations.

These and other factors that may adversely affect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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In connection with the proposed merger, Lancer Corporation will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Lancer Corporation at the Securities and Exchange Commission's web site at http://www.sec.gov.

CONTACTS

FOR LANCER CORPORATION:                            HOSHIZAKI AMERICA, INC.:
Scott Adams                                        Mark McClanahan
Treasurer                                          Sr. Vice President
210.310.7000                                       770.487.2331, Ext. 1496

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